Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

PLACER SIERRA BANCSHARES

Ronald W. Bachli and Judy J. Reithmeier hereby certify that:

1. They are the duly elected and acting Chairman of the Board of Directors and Assistant Secretary, respectively, of Placer Sierra Bancshares, a California corporation.

2. The Articles of Incorporation of the corporation, as amended to the date of the filing of this certificate, including amendments set forth herein but not separately filed (and with the omissions required by Section 910 of the Corporations Code), are amended and restated as follows:

I.

NAME

The name of this corporation is Placer Sierra Bancshares.

II.

PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporation Code.

III.

AUTHORIZED STOCK

(a) The corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock (“Common Stock”) and Preferred Stock (“Preferred Stock”). The total number of shares of capital stock that the corporation is authorized to issue is One Hundred Twenty-Five Million (125,000,000). The total number of shares of Common Stock that the corporation shall have authority to issue is One Hundred Million (100,000,000). The total number of shares of Preferred Stock that the corporation shall have authority to issue is Twenty-Five Million (25,000,000). Except as otherwise provided elsewhere in these Amended and Restated Articles of Incorporation, the corporation is authorized to make a distribution of shares of any class or series to the holders of the same or any other class or series of shares.

(b) The Preferred Stock may be divided into such number of series as the board of directors may determine. The board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon the Preferred Stock or any series thereof with respect to any wholly unissued class or series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

IV.

LIABILITY LIMITATION

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

V.

INDEMNIFICATION

The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaws, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code.

VI.

SHAREHOLDER ACTION BY WRITTEN CONSENT

Any action which may be taken at any annual or special meeting of shareholders of this corporation may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, provided that the board of directors of this corporation, by resolution, shall have previously approved any such action. Notwithstanding the foregoing, this Article VI shall not apply to any matter which may be approved by action of the shareholders of the corporation acting alone.

VII.

CONSIDERATION OF NONMONETARY FACTORS IN CERTAIN TRANSACTIONS

The board of directors of this corporation may, and it is hereby declared a proper corporate purpose for the board of directors, if it deems it advisable, to oppose any offer, proposal or attempt by any corporation or other business entity, person or group to (a) make any tender or other offer to acquire any of this corporation’s securities; (b) merge or consolidate this corporation with or into another entity; (c) purchase or otherwise acquire all or substantially all of the assets of this corporation; or (d) make any transaction similar in purpose or effect to any of the above. In considering whether to oppose, recommend or remain neutral with respect to any of the aforesaid offers, proposals or plans, the board of directors shall evaluate what is in the best interests of this corporation and shall consider any pertinent factors which may include but are not limited to any of the following:

1. Whether the offering price, whether in cash or in securities, is adequate and acceptable based upon both the current market price of this corporation’s securities and the historical and present operating results or financial condition of this corporation;

2. Whether a price more favorable to the shareholders may be obtained now or in the future from other offerors and whether this corporation’s continued existence as an independent corporation will affect the future value of this corporation;

3. The impact the offer would have on the employees, depositors, clients and customers of this corporation or its subsidiaries and the communities which they serve;

4. The present and historical financial position of the offeror, its reputation in the communities which it serves and the social and/or economic effect which the reputation and practices of the offeror or its management and affiliates would have upon the employees, depositors and customers of this corporation and the community which this corporation serves;

5. An analysis of the value of securities (if any) offered in exchange for this corporation’s securities; and

6. Any anti-trust or other legal or regulatory issues raised by the offer.

VIII.

PREVENTION OF GREENMAIL

A. In addition to any affirmative vote required by law or the Articles of Incorporation or the Bylaws of this corporation, and except as otherwise expressly provided in Section B of this Article VIII, this corporation shall not engage, directly or indirectly, in any Stock Repurchase (as hereinafter defined) from an Interested Shareholder (as hereinafter defined) or an Affiliate (as hereinafter defined) or Associate (as hereinafter defined) of an Interested Shareholder who has beneficially acquired any shares of Voting Stock (as hereinafter defined) within a period of less than two years immediately prior to the date of such proposed Stock Repurchase (or the date of an agreement in respect thereof) without the affirmative vote of not less than a majority of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock which are beneficially owned by persons other than such Interested Shareholder, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be specified, by law or otherwise.

B. The provisions of Section A of this Article VIII shall not be applicable to any particular Stock Repurchase from an Interested Shareholder, and such Stock Repurchase shall require only such affirmative vote, if any, as is required by law or by any other provision of the Articles of Incorporation or the Bylaws of this corporation, if the conditions specified in either of the following Paragraphs 1 and 2 are met:

1. The Stock Repurchase is made pursuant to a tender offer or exchange offer for a class of Capital Stock (as hereinafter defined) made available on the same basis to all holders of such class of Capital Stock.

2. The Stock Repurchase is made pursuant to an open market purchase program Approved by a Majority of Continuing Directors (as hereinafter defined), provided that such repurchase is effected on the open market and is not the result of a privately negotiated transaction.

C. For purposes of this Article VIII:

1. The term “Stock Repurchase” shall mean any repurchase (or any agreement to repurchase), directly or indirectly, by this corporation or any Subsidiary of any shares of Capital Stock at a price greater than the then Fair Market Value of such shares.

2. The term “Capital Stock” shall mean all capital stock of this corporation authorized to be issued from time to time under Article IV of the Articles of Incorporation, and the term “Voting Stock” shall mean all Capital Stock entitled to vote on all matters submitted to shareholders of this corporation generally.

3. The term “Approved by a Majority of Continuing Directors” with respect to any matter shall mean that such matter has been approved by a majority vote of the members of the Board of Directors who are not disqualified as provided in the following sentence. Persons shall be disqualified with respect to the vote referred to in the preceding sentence if they are not Continuing Directors.

4. The term “person” shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, direct or indirect, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

5. The term “Interested Shareholder” shall mean any person (other than this corporation or any Subsidiary and other than any profit sharing, employee stock ownership or other employee benefit plan of this corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (a) is the beneficial owner of Voting Stock representing five percent (5%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or (b) is an Affiliate or Associate of this corporation and at any time within the two year period immediately prior to the date in question was the beneficial owner of Voting Stock representing five percent (5%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock.

6. A person shall be a “beneficial owner” of any Capital Stock (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Shareholder pursuant to Paragraph 5 of this Section C, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of Paragraph 5 of this Section C, but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

7. The term “Affiliate” shall mean any person who, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with another person.

8. The term “Associate” shall mean (i) with respect to a corporation or association, any officer or director thereof or of a subsidiary thereof, (ii) with respect to a partnership, any general partner thereof or any limited partner thereof having a 10 percent ownership interest in such partnership, (iii) with respect to a business trust, any officer or trustee thereof or of any subsidiary thereof, (iv) with respect to any other trust or an estate, any trustee, executor or similar fiduciary and any person who has a substantial interest as a beneficiary of such trust or estate, (v) with respect to a natural person, the spouse and children thereof and any other relative thereof or of the spouse thereof who has the same home, and (vi) any Affiliate of any such person.

9. The term “Subsidiary” means any corporation of which a majority of any class of equity security is beneficially owned by this corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in Paragraph 5 of this Section C, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is beneficially owned by this corporation.

10. The term “Continuing Director” means any member of the Board of Directors of this corporation (the “Board”), while such person is a member of the Board, who is not an Affiliate, Associate or representative of an Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director, while such successor is a member of the Board, provided that such successor is not an Affiliate, Associate, or representative of an Interested Shareholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

11. The term “Fair Market Value” shall mean: (a) in the case of stock, the closing sale price on the date in question of a share of such stock on the National Market System of the Nasdaq Stock Market or any system then in use on any national securities exchange or automated quotation system, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of the Continuing Directors; and (b) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

D. The Board of Directors shall have the power and duty to determine for the purposes of this Article VIII, on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Shareholder, (b) the number of shares of Capital Stock or other securities beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another person and (d) whether the consideration to be paid in any Stock Repurchase has an aggregate Fair Market Value in excess of the then Fair Market Value of the shares of Capital Stock being repurchased. Any such determination made in good faith shall be binding and conclusive on all parties.

E. Nothing contained in this Article VIII shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

F. Notwithstanding any other provisions of the Articles of Incorporation or the Bylaws of this corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, the Articles of Incorporation or the Bylaws of this corporation), the affirmative vote of the shareholders having not less than a majority of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock which are beneficially owned by persons other than any Interested Shareholder and its Affiliates and Associates, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article VIII.

IX.

AMENDMENTS TO ARTICLES AND BYLAWS

The amendment or repeal of Article VI and this Article IX of these Amended and Restated Articles of Incorporation, in any respect, or the adoption of any Article or Articles that are inconsistent with such Articles, in any respect, or the amendment or repeal of Sections 11, 15 or 56 of the Bylaws of this corporation, in any respect, or the adoption of any Bylaw or Bylaws that are inconsistent with such Sections, in any respect, shall require prior approval by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the capital stock of the corporation entitled to vote in the election of directors.

3. The amended and restated articles of incorporation have been duly approved by the board of directors.

4. The article amendments as included in the amended and restated articles of incorporation (other than omissions required by Section 910 of the Corporations Code) have been duly approved by the required vote of the shareholders in accordance with Section 902 of the Corporations Code. The corporation has only one class of shares and the number of outstanding shares is 13,757,078. The number of shares voting in favor of the amendments equaled or exceeded the vote required. The percentage vote required for the approval of the amendments was more than 50%.

/S/ RONALD W. BACHLI Ronald W. Bachli, Chairman of the Board

/S/ JUDY J. REITHMEIER Judy J. Reithmeier, Assistant Secretary

The undersigned, Ronald W. Bachli, declares this 21st day of June, 2004 at Sacramento, California under penalty of perjury under the laws of the State of California that he has read the foregoing certificate and knows the contents thereof and that the same is true of his own knowledge.

/S/ RONALD W. BACHLI Ronald W. Bachli

The undersigned, Judy J. Reithmeier, declares this 21st day of June, 2004 at Sacramento, California under penalty of perjury under the laws of the State of California that she has read the foregoing certificate and knows the contents thereof and that the same is true of her own knowledge.

/S/ JUDY J. REITHMEIER Judy J. Reithmeier